Exhibit 22.1

GUARANTOR SUBSIDIARY

As of June 30, 2024, Waste Management Holdings, Inc. (“WM Holdings”), a Delaware corporation and a direct wholly-owned subsidiary of Waste Management, Inc. (“WMI”), has fully and unconditionally guaranteed all registered Senior Notes issued by WMI, as listed below. Additionally, WMI has fully and unconditionally guaranteed the 7.10% Senior Notes due 2026 issued by WM Holdings.

Principal Amount Issued	Interest Rate (per annum)	Issue Date	Maturity Date
$600 million	7.00%	7/17/1998	7/15/2028
$250 million	7.375%	1/21/2000	5/15/2029
$500 million	7.75%	1/3/2003	5/15/2032
$600 million	6.125%	11/17/2009	11/30/2039
$600 million	3.125%	2/26/2015	3/1/2025
$450 million	3.90%	2/26/2015	3/1/2035
$750 million	4.10%	2/26/2015	3/1/2045
$750 million	3.15%	11/8/2017	11/15/2027
$1 billion	4.15%	5/22/2019	7/15/2049
$500 million	0.75%	11/17/2020	11/15/2025
$500 million	1.15%	11/17/2020	3/15/2028
$1 billion	1.50%	11/17/2020	3/15/2031
$500 million	2.50%	11/17/2020	11/15/2050
$475 million	2.00%	5/12/2021	6/1/2029
$475 million	2.95%	5/12/2021	6/1/2041
$1 billion	4.15%	5/12/2022	4/15/2032
$750 million	4.625%	2/15/2023	2/15/2030
$500 million	4.625%	2/15/2023	2/15/2033
$750 million	4.875%	8/3/2023	2/15/2029
$1.250 billion	4.875%	8/3/2023	2/15/2034
$750 million	4.950%	7/3/2024*	7/3/2027
$750 million	4.950%	7/3/2024*	7/3/2031

* Sale of these Senior Notes occurred on June 24, 2024 and delivery occurred on July 3, 2024.